As filed with the Securities and Exchange Commission on May 28, 2004
                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                  ------------

                                   COSI, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                  06-1393745
   (State or Other Jurisdiction of         (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                              242 West 36th Street
                            New York, New York 10018
                                 (212) 653-1600
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 Kevin Armstrong
                             Chief Executive Officer
                                   Cosi, Inc.
                              242 West 36th Street
                            New York, New York 10018
                                 (212) 653-1600
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
                              Dennis J. Block, Esq.
                        Cadwalader, Wickersham & Taft LLP
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000
                               ------------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                                         CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                      Proposed Maximum    Proposed Maximum      Amount of
Title of Each Class of Securities   Amount to be        Offering Price       Aggregate        Registration
         to be Registered           Registered(1)       Per Share(2)       Offering Price(2)     Fee (2)
----------------------------------------------------------------------------------------------------------------
Common Stock, par value            3,550,000 shares         $5.76            $20,448,000         $2,590.76
 $0.01 per share (3)
----------------------------------------------------------------------------------------------------------------

(1) Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.
(2) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum aggregate offering price and the registration fee are based upon the average of the high and low prices per share of the Registrant's Common Stock reported on the Nasdaq National Market on May 25, 2004.
(3) Includes associated rights to purchase a fraction of a share of Series D Preferred Stock.
                              ------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to completion, dated May 28, 2004

PROSPECTUS

                                   Cosi, Inc.

                        3,550,000 Shares of Common Stock

   This prospectus relates to 3,550,000 shares of common stock, par value $0.01 per share, of Cosi, Inc. All of the shares being offered hereby will be sold by or for the benefit of the Selling Stockholders of Cosi, Inc. We will not receive any proceeds from the sale of the shares.

   Our principal executive offices are located at 242 West 36th Street, New York, New York 10018 and our telephone number is (212) 653-1600.

   Our common stock is traded on the Nasdaq National Market under the symbol "COSI". The last reported sales price of a share of common stock during the normal trading session on the Nasdaq National Market on May 26, 2004 was $5.80 per share.

   The common stock may be offered and sold from time to time by the Selling Stockholders through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to the market prices. The terms of the offering and sale of common stock with respect to which this prospectus is being delivered, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the common stock and the proceeds to the Selling Stockholders, and any other material terms shall be set forth in a prospectus supplement. See "Plan of Distribution" for indemnification arrangements, including indemnification of agents, dealers and underwriters.

   For a discussion of certain factors that should be considered by prospective investors, see "Risk Factors" beginning on page 6.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                   The date of this prospectus is May __, 2004

    You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                ----------------

                              TABLE OF CONTENTS
                                                                          Page

WHERE YOU CAN FIND MORE INFORMATION..........................................2
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...............................4
RISK FACTORS.................................................................6
USE OF PROCEEDS.............................................................15
SELLING STOCKHOLDERS........................................................16
PLAN OF DISTRIBUTION........................................................18
EXPERTS.....................................................................19
LEGAL MATTERS...............................................................19

                       WHERE YOU CAN FIND MORE INFORMATION

   We file current, annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC. You may read and copy any of these filed documents at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's internet site at http://www.sec.gov.

   Our website is http://www.getcosi.com. We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

   We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the common stock, you should consult the Registration Statement and its exhibits.

   Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information.

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated.

      (i) the Annual Report on Form 10-K for the fiscal year ended December 29, 2003 (SEC File No. 0-50052);

      (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2004 (SEC File No. 0-50052);

      (iii) the Current Reports on Form 8-K dated March 18, 2004, April 2, 2004, April 12, 2004, April 28, 2004 and May 27, 2004 (SEC File No. 0-50052); and

      (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, as amended, dated November 13, 2002 (SEC File No. 333-86390).

   We will provide to you without charge a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless they are specifically incorporated by reference in those documents). You may request copies by writing or telephoning us at our Investor Relations Department, Cosi, Inc., 242 West 36th Street, New York, New York 10018; telephone number (212) 653-1600.

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Matters   discussed   in  this   prospectus   that  relate  to  events  or
developments which are expected to occur in the future, including any discussion, expressed or implied, of anticipated growth, operating results or earnings constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to:

      o     the cost of our principal food products;

      o     labor shortages or increased labor costs;

      o     changes in consumer preferences and demographic trends;

      o increasing competition in the fast casual dining segment of the restaurant industry;

      o     expansion into new markets;

      o our ability to effectively manage our business with a reduced general and administrative staff;

      o our ability to incorporate a franchising and area development model into our strategy;

      o     the success of our partnership with Federated Department Stores;

      o     the availability and cost of additional financing;

      o     fluctuations in our quarterly results due to seasonality;

      o     increased government regulation;

      o     supply and delivery shortages or interruptions;

      o     market saturation due to new restaurant openings;

      o     inadequate protection of our intellectual property;

      o adverse weather conditions which impact customer traffic at our restaurants; and

      o     adverse economic conditions.

The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive" or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

                                   OUR COMPANY

General

   We own and operate 88 fast casual restaurants in 11 states and the District of Columbia. Cosi restaurants are all-day cafes that feature signature bread and coffee products in an environment we adjust appropriately throughout the day. The majority of our restaurants offer breakfast, lunch, afternoon coffee, dinner and dessert menus.

      We operate our restaurants in two formats: Cosi and Cosi Downtown. Cosi Downtown restaurants, which are located in non-residential central business districts, close for the day in the early evening, while Cosi restaurants offer dinner and dessert in a casual dining atmosphere. The atmosphere of Cosi is appropriately managed for each daypart by changing the music and lighting throughout the day. Our restaurants are located in a wide range of markets and trade areas, including business districts and residential communities in both urban and suburban locations.

      Cosi was created through the October 1999 merger of two restaurant concepts, Cosi Sandwich Bar, Inc. and Xando, Incorporated. Each company served a similar customer, but focused on different parts of the day. Since the merger, we have added Cosi Sandwich Bar products to the Xando Coffee and Bar multiple daypart platform.

      Our principal executive offices are located at 242 West 36th Street, New York, New York 10018, and our telephone number is (212) 653-1600. Our web site address is http://www.getcosi.com. Information on our web site is not a part of this prospectus.

                                  RISK FACTORS

      Our results from operations may be affected by the risk factors set forth below. All investors should consider the following risk factors before deciding to purchase securities of the Company. The Company refers to itself as "we" or "our" in the following risk factors.

      Risks Particular to Cosi

If we are unable to execute our business strategy, we could be materially adversely affected.

    During fiscal 2003, we experienced lower sales and operating profits than we had projected, mostly related to underperformance at new restaurants opened in the second half of 2002 and in the first quarter of 2003, and severe winter weather in the Northeast. In addition, our cash position has been adversely impacted by the payment of costs associated with restaurants in our development pipeline that we have determined not to open. Our ability to successfully execute our business strategy will depend on a number of factors, some of which are beyond our control, including:

      o     our ability to generate positive cash flow from operations;

      o     identification and availability of suitable restaurant sites;

      o     competition for restaurant sites and customers;

      o     negotiation of favorable leases;

      o identification of under-performing restaurants and our ability to efficiently close under-performing restaurants, including securing favorable lease termination terms;

      o     management of construction and development costs of new restaurants;

      o     securing required governmental approvals and permits;

      o the rate of our internal growth, and our ability to generate increased revenue from existing restaurants;

      o     recruitment and retention of qualified operating personnel;

      o     successful operating execution in new markets;

      o our ability to incorporate a franchising and area developer model into our strategy;

      o     competition in new and existing markets;

      o our ability to effectively manage our business with a reduced general and administrative staff;

      o the cost of our principal food products and supply and delivery shortages or interruptions; and

      o     general economic conditions.

      In addition, we contemplate entering new markets in which we have no operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful in these new markets than in our existing markets.

We have a limited operating history and we may be unable to achieve profitability.

      The first Xando Coffee and Bar was opened in October 1994 and the first Cosi Sandwich Bar was opened in February 1996. As of May 27, 2004, we are operating 88 restaurants, all of which have been open for more than one year. Accordingly, you have limited information with which to evaluate our business and prospects. As a result, forecasts of our future revenues, expenses and operating results may not be as accurate as they would be if we had a longer history of operations and of combined operations. Since we were formed, we have incurred net losses of approximately $151 million through the end of fiscal 2003 primarily due to the costs of hiring and employing senior management, funding operating losses, new restaurant opening expenses, impairment charges, the cost of our merger in 1999, and restructuring our senior management team. We intend to continue to expend significant financial and management resources on the development of additional restaurants, both company-owned and franchised restaurants. We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the financial statements included in the Annual Report on Form 10-K, incorporated by reference herein, for information on the history of our losses.

If internally generated cash flow from our restaurants does not meet our expectations, our business, results of operations and financial condition could be materially adversely affected.

      We plan to use the proceeds from the private placement completed in April 2004, the rights offering that was consummated in December 2003, the senior secured notes that were converted into common stock in connection with the rights offering and internally generated cash flow produced by our existing restaurants to fund the operations, maintenance and growth of our restaurants. Our cash resources, and therefore our liquidity, are highly dependent upon the level of internally generated cash from operations and upon future financing transactions. Although we believe that we have sufficient liquidity to fund our cash requirements for the next twelve months, if cash flows from our existing restaurants or cash flow from new restaurants that we open do not meet our expectations or are otherwise insufficient to satisfy our cash needs or expansion plans, we may have to seek additional financing from external sources to continue funding our operations and close underperforming restaurants or reduce or cease our plans to open or franchise new restaurants. We cannot predict whether such financing will be available on terms acceptable to us, or at all.

We may need additional capital in the future and it may not be available on acceptable terms.

      Our business may require significant additional capital in the future to, among other things, fund our operations, increase the number of company-owned or franchised restaurants, expand the range of services we offer and finance future acquisitions and investments. There is no assurance that financing will be available on terms favorable to us, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us. If we are unable to raise additional capital, our business, results of operations and financial condition could be materially adversely affected.

We may not be able to successfully incorporate a franchising and area developer model into our strategy.

      We plan to incorporate a franchising and area developer model into our business strategy in certain selected markets. We have not used a franchising or area developer model in the past and may not be successful in attracting franchisees and developers to the Cosi concept or identifying franchisees and developers that have the business abilities or access to financial resources necessary to open our restaurants or to successfully develop or operate our restaurants in a manner consistent with our standards. Incorporating a franchising and area developer model into our strategy will also require us to devote significant management and financial resources to support the franchise of our restaurants. If we are not successful in incorporating a franchising or area developer model into our strategy, we may experience delays in our growth, or may not be able to expand and grow our business.

If our franchisees cannot develop or finance new restaurants, build them on suitable sites or open them on schedule, our growth and success may be impeded. In addition, our franchisees could take actions that could harm our business.

      Our growth depends in part upon our ability to establish a successful and effective franchise program and to attract qualified franchisees. If our franchisees are unable to locate suitable sites for new restaurants, negotiate acceptable lease or purchase terms, obtain the necessary financial or management resources, meet construction schedules or obtain the necessary permits and government approvals, our growth plans may be negatively affected.

      Franchisees are independent contractors and are not our employees. Although we have developed criteria to evaluate and screen prospective franchisees, we are limited in the amount of control we can exercise over our licensed franchisees and the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Franchisees may not have the business acumen or financial resources necessary to successfully operate restaurants in a manner consistent with our standards and requirements and may not hire and train qualified managers and other restaurant personnel. Poor restaurant operations may affect each restaurant's sales. Our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could significantly decline if our franchisees do not operate successfully.

If our strategic alliance with Federated Department Stores is unsuccessful, our operating results will be negatively impacted.

      We have entered into an agreement with Federated Department Stores to open ten restaurants within selected Federated department stores on a trial basis. This strategic alliance is complex and requires substantial personnel and resource commitments by us. As a result, such alliance may disrupt our ongoing business, including by diverting management focus on existing businesses, impairing our other relationships and creating variability in revenue and income from entering into, amending or terminating such alliance. If the trial period is not successful, we may decide not to continue the relationship. Such events could have a material adverse effect on our business, results of operations and financial condition.

Our expansion into new markets may present increased risks due to our unfamiliarity with the area.

      Some of our future franchised restaurants and company-owned restaurants, including those in certain Federated department stores, will be located in areas where we have little or no meaningful experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets that may cause our new restaurants to be less successful than restaurants in our existing markets. An additional risk in expansion into new markets is the lack of market awareness of the Cosi brand. Restaurants opened in new markets may open at lower average weekly sales volumes than restaurants opened in existing markets and may have higher restaurant-level operating expense ratios than in existing markets. Sales at restaurants opened in new markets may take longer to reach average annual company-owned restaurant sales, if at all, thereby affecting the profitability of these restaurants.

Any inability to manage our growth effectively could materially adversely affect our operating results.

      Failure to manage our growth effectively could harm our business. We have grown significantly since our inception and intend to grow substantially in the future both through a franchising strategy and opening new company-owned restaurants, including within Federated Department Stores. We have increased the number of our restaurants from 36 restaurants as of December 31, 1999 to 88 restaurants as of May 27, 2004. Our existing restaurant management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain operating personnel. We cannot assure you that we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely impacted.

Our restaurants are currently concentrated in the Northeastern and Mid-Atlantic regions of the United States, particularly in the New York City area. Accordingly, we are highly vulnerable to negative occurrences in these regions.

      We currently operate 64 restaurants in Northeastern and Mid-Atlantic states, of which 19 are located in the New York City area, the majority of which are located in New York Central Business Districts. As a result, we are particularly susceptible to adverse trends and economic conditions in these areas. In addition, given our geographic concentration, negative publicity regarding any of our restaurants could have a material adverse effect on our business and operations, as could other regional occurrences impacting the local economies in these markets.

You should not rely on past increases in our average unit volumes as an indication of our future results of operations because they may fluctuate significantly.

      A number of factors have historically affected, and will continue to affect, our average unit sales, including, among other factors:

      o     introduction of new menu items;

      o     unusually strong initial sales performance by some new restaurants;

      o     competition;

      o     general regional and national economic conditions;

      o     weather conditions;

      o     consumer trends; and

      o     our ability to execute our business strategy effectively.

      It is not reasonable to expect our average unit volumes to increase at rates achieved over the past several years. Furthermore, the under-performance of units we opened in the latter part of 2002 and in 2003 will reduce our average unit volumes. Changes in our average sales results could cause the price of our common stock to fluctuate substantially.

Our restaurant expansion strategy focuses primarily on further penetrating existing markets. This strategy can cause sales in some of our existing restaurants to decline, which could result in restaurant closures.

      In accordance with our expansion strategy, we intend to open new restaurants primarily in our existing markets. Since we typically draw customers from a relatively small radius around each of our restaurants, the sales performance and customer counts for restaurants near the area in which a new restaurant opens may decline due to cannibalization, which could result in restaurant closures.

Inclement weather may adversely affect our sales and results of operations.

      Our business is subject to seasonal and weather influences on consumer spending and dining out patterns. Inclement weather may result in reduced frequency of dining at our restaurants. Customer counts (and consequently revenues) are generally highest in spring and summer months and lowest during the winter months because of the high proportion of our restaurants located in the Northeast where inclement weather affects customer visits.

Our quarterly results may fluctuate and could fall below expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in our stock price.

      Our business is subject to significant seasonal fluctuations. Revenues in our restaurants have historically been higher in the summer months of each year and lower during the winter months. As a result, our quarterly and yearly results have varied in the past, and we believe that our quarterly operating results will vary in the future. Other factors such as inclement weather and unanticipated increases in labor, commodity, energy, insurance or other operating costs may cause our quarterly results to fluctuate. For this reason, you should not rely upon our quarterly operating results as indications of future performance.

Our operations are subject to governmental regulation, including potential liability under "dram shop" statutes, and are dependent upon governmental licenses.

      We are subject to extensive federal, state and local government regulations, including regulations relating to alcoholic beverage control, the preparation and sale of food, public health and safety, sanitation, building, zoning and fire codes. Our business depends on obtaining and maintaining required food service and/or liquor licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in some states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. Although we take significant precautions to ensure that all employees are trained in the responsible service of alcohol and maintain insurance policies in accordance with all state regulations regarding the sale of alcoholic beverages, the misuse of alcoholic beverages by customers may create considerable risks for us. If we are the subject of a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results or cash flows could be materially and adversely affected. See "Business -- Government Regulation" in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2003, incorporated by reference herein, for a discussion of the regulations with which we must comply.

      In addition, we are also subject to federal regulation and state laws that regulate the offer and sale of franchises and aspects of the licensor-licensee relationship. Many state franchise laws impose restrictions on the franchise agreement, including limitations on non-competition provisions and the termination or non-renewal of a franchise. Some states require that franchise materials be registered before franchises can be offered or sold in the state. The failure to comply with federal, state and local rules and regulations would have an adverse effect on our franchisees and on us.

Our failure or inability to enforce our trademarks or other proprietary rights could adversely affect our competitive position or the value of our brand.

      We own certain common law trademark rights and a number of federal and international trademark and service mark registrations, and proprietary rights to certain of our core menu offerings. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent unauthorized usage or imitation by others, which might cause us to incur significant litigation costs and could harm our image or our brand or competitive position.

      We also cannot assure you that third parties will not claim that our trademarks or offerings infringe the proprietary rights of third parties. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition.

We hold significant amounts of relatively illiquid assets and may have to dispose of them on unfavorable terms.

      A certain portion of our assets, such as leasehold improvements and equipment, is relatively illiquid. These assets cannot be converted into cash quickly and easily. We may be compelled to dispose of these illiquid assets on unfavorable terms, which could have an adverse effect on our business.

We face litigation that could have a material adverse effect on our business, financial condition and results of operations.

      On February 5, 2003, a purported shareholder class action complaint was filed in the United States District Court for the Southern District of New York (the "Court"), alleging that Cosi and various of our officers and directors and the underwriter of our IPO violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, by misstating, and by failing to disclose, certain financial and other business information (Sheel Mohnot v. Cosi, Inc., et al., No. 03 CV 812). At least eight additional class action complaints with substantially similar allegations were later filed. These actions have been consolidated in In re Cosi, Inc. Securities Litigation (collectively, the "Securities Act Litigation"). On July 7, 2003, lead plaintiffs filed a Consolidated Amended Complaint, alleging on behalf of a purported class of purchasers of our stock allegedly traceable to our November 22, 2002 IPO, that at the time of the IPO, our offering materials failed to disclose that the funds raised through the IPO would be insufficient to implement our expansion plan; that it was improbable that we would be able to open 53 to 59 new restaurants in 2003; that at the time of the IPO, we had negative working capital and therefore did not have available working capital to repay certain debts; and that the principal purpose for going forward with the IPO was to repay certain existing shareholders and members of the Board of Directors for certain debts and to operate our existing restaurants.

      The plaintiffs in the Securities Act Litigation generally seek to recover recessionary damages, expert fees, attorneys' fees, costs of Court and pre- and post-judgment interest. The underwriter is seeking indemnification from us for any damages assessed against it in the Securities Act Litigation. The Securities Act Litigation is at a preliminary stage, and we believe that we have meritorious defenses to these claims, and intend to vigorously defend against them.

      On September 22, 2003, defendants filed motions to dismiss the Second Consolidated Amended Complaint in the Securities Act Litigation. Plaintiffs filed their opposition to defendants' motion to dismiss on October 23, 2003. Defendants filed reply briefs on November 12, 2003.

      We cannot predict what the outcome of these lawsuits will be. It is possible that we may be required to pay substantial damages or settlement costs in excess of our insurance coverage, which could have a material adverse effect on our financial condition or results of operations. We could also incur substantial legal costs, and management's attention and resources could be diverted from our business.

We have a new management team that does not have proven success with the Company.

      A significant portion of our senior management team, including our Executive Chairman, Chief Executive Officer and Chief Financial Officer, has been in place for only a relatively short period of time. The new executives do not have previous experience with us and we cannot assure you that they will fully integrate themselves into our business or that they will effectively manage our business affairs. Our failure to assimilate the new executives, or the failure of the new executives to perform effectively, or the loss of any of the new executives, could have a material adverse effect on our business, financial condition and results of operations.

      Risks Relating to the Food Service Industry

Our business is affected by changes in consumer preferences.

      Our success depends, in part, upon the popularity of our food products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our restaurants or cuisine, our inability to develop new menu items that appeal to consumers or changes in our menu that eliminate items popular with some consumers could harm our business.

General economic conditions and the effects of the war on terrorism may cause a decline in discretionary spending, which would negatively affect our business.

      Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty like that which followed the September 11, 2001 terrorist attacks on the United States and that arise from the possibility of further terrorist attacks. In addition, economic uncertainty due to military action overseas, such as the war in Iraq and post-war military, diplomatic or financial responses, may lead to further declines in sales. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Our success depends on our ability to compete with many food service businesses.

      The restaurant industry is intensely competitive and we compete with many well-established food service companies on the bases of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. We compete with other sandwich retailers, specialty coffee retailers, bagel shops, fast-food restaurants, delicatessens, cafes, bars, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the five dayparts (breakfast, lunch, afternoon coffee, dinner and dessert), ranging from coffee bars and bakery cafes to casual dining chains. Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our sales and profit margins.

      Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than we can. As competitors expand their operations, we expect competition to intensify. We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs.

Fluctuations in coffee prices could adversely affect our operating results.

      The price of coffee, one of our main products, can be highly volatile. Although most coffee trades on the commodity markets, coffee of the quality we seek tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending on supply and demand at the time of the purchase. Supplies and prices of green coffee can be affected by a variety of factors, such as weather, politics and economics in the producing countries. Two organizations, the Association of Coffee Producing Countries and the International Coffee Organization, have sought with mixed success to coordinate production and pricing of coffee among certain countries and to maintain pricing quotas among coffee producers. An increase in pricing of specialty coffees could have a significant adverse effect on our profitability. To mitigate the risks of increasing coffee prices and to allow greater predictability in coffee pricing, we typically enter into fixed price purchase commitments for a portion of our green coffee requirements. We cannot assure you that these activities will be successful or that they will not result in our paying substantially more for our coffee supply than we would have been required to pay absent such activities.

Changes in food and supply costs could adversely affect our results of operations.

      Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. We rely on a single primary distributor of our food and paper goods. Although we believe that alternative distribution sources are available, any increase in distribution prices or failure by our distributor to perform could adversely affect our operating results. In addition, we are susceptible to increases in food costs as a result of factors beyond our control, such as weather conditions and government regulations. Failure to anticipate and adjust our purchasing practices to these changes could negatively impact our business.

The food service industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid our products and result in liabilities.

      Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant liabilities if a lawsuit or claim results in a decision against us or litigation costs, regardless of the result.

Our business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and employees. Increased labor costs, due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees, including restaurant managers and staff, to keep pace with our needs. If we are unable to do so, our results of operations may be adversely affected.

   Risks Relating to the Offering

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new equity offerings.

      If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, certain of our existing stockholders have the right to require us to register their shares for resale. We cannot predict the effect, if any, that future sales of shares of our common stock or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock will have on the market price of our common stock prevailing from time to time. Future sales may also make it more difficult for us to sell equity securities or equity-related securities at a time and price that our management deems acceptable or at all.

                                 USE OF PROCEEDS

      We are filing this registration statement to satisfy our registration obligations under the Securities Purchase Agreement, dated as of April 27, 2004, relating to the sale of 3,550,000 shares of our common stock pursuant to a private placement. We will not receive any cash proceeds from the sale of the shares of common stock offered hereby. All of the shares of common stock being offered hereby will be sold by or for the benefit of the Selling Stockholders named herein.

      We received gross proceeds of approximately $20 million from the private placement, which will be used to finance construction of new Cosi stores within select Macy's locations this year under the previously announced foodservice partnership with Federated Department Stores, Inc., strengthen our balance sheet, support our plans for new store construction in 2005, and provide for continued infrastructure improvements.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of common stock by the selling stockholders. Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Calculations of beneficial ownership are based on 30,541,642 shares of our common stock outstanding on May 27, 2004.

      Selling stockholders, including their transferees, pledgees or donees or their respective successors, may from time to time offer and sell under this prospectus any or all of the common stock covered by this prospectus. When we refer to the "selling stockholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their respective successors.

      The selling stockholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date as of which the information in the table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, as required by law.

      The number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock which each holds, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the assumption that each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.


                                                                                 Number of
                                           Number of Shares      Number of       Shares of
                                           of Common Stock       Shares of      Common Stock
                                             Beneficially      Common Stock     Beneficially    % Beneficially   % Beneficially
                                             Owned Before       Included in      Owned After      Owned Before      Owned After
               Name of Selling Stockholder  this Offering     this Offering     this Offering     This Offering   this Offering
               ---------------------------  -------------     -------------     -------------     -------------   -------------
Heimdall Investments, Ltd.................  1,520,000            1,520,000            0               4.98%             --
Vardon Partners, LP.......................     77,466               77,466            0               0.25%             --
Vardon Partners II, LP....................    153,907              153,907            0               0.50%             --
Vardon International, Ltd.................    334,979              334,979            0               1.10%             --
First New York Securities, LLC............     60,000               60,000            0               0.20%             --
Vardon Focus Fund, LP.....................    234,787              234,787            0               0.77%             --
Vardon Focus Fund International, Ltd.....     118,861              118,861            0               0.39%             --
Mainfield Enterprises Inc.................    400,000              400,000            0               1.31%             --
Colonial Fund LLC.........................    400,000              400,000            0               1.31%             --
Straus Partners L.P.......................    150,000              150,000            0               0.49%             --
Strauss-GEPT LP...........................    100,000              100,000            0               0.33%             --

                              PLAN OF DISTRIBUTION

      The Company is registering the Shares on behalf of the Selling Stockholders. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     short sales;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale;

o     any other method permitted pursuant to applicable law.


      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, provided they meet the criteria and conform to the requirements of such Rule.

      The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders.

      The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

      Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of Nasdaq. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

      The Company is required to pay all fees and expenses incident to the registration of the shares, excluding fees and disbursements of counsel to the Selling Stockholders.

                                     EXPERTS

      The consolidated financial statements of Cosi, Inc. appearing in Cosi Inc.'s Annual Report (Form 10-K) for the year ended December 29, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain legal matters with respect to the validity of the Common Stock will be passed upon for the Company by Cadwalader, Wickersham & Taft LLP, New York, New York.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee................................................  $ 2,590.76
Accounting fees.....................................................  $25,000.00
Legal fees and expenses.............................................  $25,000.00
Miscellaneous.......................................................  $       --
      Total.........................................................  $52,590.76


Item 15.    Indemnification of Directors and Officers.

      Section 145 of the DGCL permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and By-laws provide that we will indemnify our directors and officers, and anyone who is or was serving at Cosi's request as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted under Delaware law. These indemnification provisions may be sufficiently broad to permit indemnification of Cosi's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended ("Securities Act").

      Cosi maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self dealing.

Item 16.    Exhibits.


      4.1 Form of Certificate of Common Stock (Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, file #333-86390).

      4.2 Rights Agreement between Cosi, Inc. and American Stock Transfer and Trust Company as Rights Agent dated November 21, 2002 (Filed as
            Exhibit 4.2 to the Company's Annual Report on Form 10-K for the period ended December 30, 2002).

      4.3 Amended and Restated Registration Agreement, dated as of March 30, 1999 (Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-1, file #333-86390).

      4.4 Supplemental Registration Rights Agreement, dated as of August 5, 2003 by and among the Company and the parties thereto (Filed as Exhibit 4.4.2 to the Company's Registration Statement on Form S-1, file #333-107689).

      4.5 Amendment No. 1 to Rights Agreement dated as of November 21, 2002, between Cosi, Inc. and American Stock Transfer and Trust Company, as rights agent (Filed as Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003).

      4.6 Investment Agreement, dated as of August 5, 2003, among the Company, Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (Filed as Exhibit 4.9 to the Company's Registration Statement on Form S-1/A, file #333-107689).

      5.1* Opinion of Cadwalader, Wickersham & Taft LLP as to the validity of the securities being registered.

      10.1  Securities Purchase Agreement, dated as of April 27, 2004. (Filed as
            Exhibit 10.1 to the Company's Current Report on Form 8-K, dated April 28, 2004.

      23.1* Consent of Ernst & Young LLP, dated May 27, 2004.

*  Filed herewith.


Item 17.    Undertakings.

    The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on May 27, 2004.

                                       COSI, INC.

                                          By: /s/ Kevin Armstrong
                                             -----------------------------------
                                             Kevin Armstrong
                                             Chief Executive Officer and
                                             President

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William D. Forrest and Kevin Armstrong, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments or supplements to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite, necessary and appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                     Title                   Date
------------------------  ------------------------------   ---------

/s/ William D. Forrest                                      5/26/04
------------------------                                    -------
William D. Forrest        Executive Chairman



/s/ Kevin Armstrong       Chief Executive Officer,          5/26/04
------------------------  President and Director            -------
Kevin Armstrong           (Principal Executive Officer)


/s/ Eli Cohen                                               5/27/04
------------------------                                    -------
Eli Cohen                 Director


/s/ Creed L. Ford III                                       5/26/04
------------------------                                    -------
Creed L. Ford III         Director


/s/ Mark Demilio
------------------------                                    5/26/04
Mark Demilio              Director                          -------


/s/ Terry Diamond                                           5/26/04
------------------------                                    -------
Terry Diamond             Director


/s/ Edna Morris                                             5/26/04
------------------------                                    -------
Edna Morris               Director

        Signature                     Title                   Date
------------------------  ------------------------------   ---------

/s/ Garry Stock                                             5/26/04
------------------------                                    -------
Garry Stock               Director



/s/ Mark Stickney         Chief Financial Officer           5/26/04
------------------------  (Principal Financial and          -------
Mark Stickney             Accounting Officer)

                                  EXHIBIT INDEX


      4.1 Form of Certificate of Common Stock (Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, file #333-86390).

      4.2 Rights Agreement between Cosi, Inc. and American Stock Transfer and Trust Company as Rights Agent dated November 21, 2002 (Filed as
            Exhibit 4.2 to the Company's Annual Report on Form 10-K for the period ended December 30, 2002).

      4.3 Amended and Restated Registration Agreement, dated as of March 30, 1999 (Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-1, file #333-86390).

      4.4 Supplemental Registration Rights Agreement, dated as of August 5, 2003 by and among the Company and the parties thereto (Filed as Exhibit 4.4.2 to the Company's Registration Statement on Form S-1, file #333-107689).

      4.5 Amendment No. 1 to Rights Agreement dated as of November 21, 2002, between Cosi, Inc. and American Stock Transfer and Trust Company, as rights agent (Filed as Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003).

      4.6 Investment Agreement, dated as of August 5, 2003, among the Company, Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (Filed as Exhibit 4.9 to the Company's Registration Statement on Form S-1/A, file #333-107689).

      5.1* Opinion of Cadwalader, Wickersham & Taft LLP as to the validity of the securities being registered.

      10.1  Securities Purchase Agreement, dated as of April 27, 2004. (Filed as
            Exhibit 10.1 to the Company's Current Report on Form 8-K, dated April 28, 2004.

      23.1* Consent of Ernst & Young LLP, dated May 27, 2004.

*  Filed herewith.